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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*


                           McClatchy Newspapers, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   579489-10-5
                                 ---------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 6

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CUSIP No.  579489-10-5                 13G                     Page 2 of 6 Pages

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   1           NAME OF REPORTING PERSON
               SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

               Sue Maloney Stiles

--------------------------------------------------------------------------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               Not Applicable.                                          (a)  / /

                                                                        (b)  / /

--------------------------------------------------------------------------------
   3           SEC USE ONLY

--------------------------------------------------------------------------------
   4           CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
  NUMBER OF    5   SOLE VOTING POWER
   SHARES
BENEFICIALLY       At December 31, 1995:    7,700 shares of Class A Common Stock
OWNED BY EACH                           1,031,866 shares of Class B Common Stock
  REPORTING
PERSON WITH

--------------------------------------------------------------------------------
               6   SHARED VOTING POWER

                   -0-

--------------------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER

                   At December 31, 1995:    7,700 shares of Class A Common Stock
                                        1,031,866 shares of Class B Common Stock

--------------------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   -0-

--------------------------------------------------------------------------------
   9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,039,566

--------------------------------------------------------------------------------
   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES

--------------------------------------------------------------------------------
   11          PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW 9

               13.2%

--------------------------------------------------------------------------------
   12          TYPES OF REPORTING PERSON

               IN

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CUSIP No.  579489-10-5                 13G                     Page 3 of 6 Pages

Item 1(a).   Name of Issuer
---------    --------------

             McClatchy Newspapers, Inc.


Item 1(b).   Address of Issuer's Principal Executive Offices
---------    -----------------------------------------------

             2100 "Q" Street
             Sacramento, CA  95816


Item 2(a).   Name of Person Filing
---------    ---------------------

             Sue Maloney Stiles


Item 2(b).   Address of Principal Business Office or, if none, Residence
---------    -----------------------------------------------------------

             4025 Highway 1
             Cayucos, CA  93430


Item 2(c).   Citizenship
---------    -----------

             United States


Item 2(d).   Title of Class of Securities
---------    ----------------------------

             Class A Common Stock


Item 2(e).   CUSIP Number
---------    ------------

             579489-10-5


Item 3.      If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
------       -----------------------------------------------------------------
             check whether the person filing is a:
             ------------------------------------

                  (a) / / Broker or Dealer registered under Section 15 of the
             Act;

                  (b) / / Bank as defined in section 3(a)(6) of the Act;

                  (c) / / Insurance Company as defined in section 3(a)(19) of the Act;

                  (d) / / Investment Company registered under section 8 of the
             Investment Company Act;

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CUSIP No.  579489-10-5                 13G                     Page 4 of 6 Pages

                  (e) / / Investment Adviser registered under section 203 of the
             Investment Company Act of 1940;

                  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section240.13d-1(b)(1)(ii)(F);

                  (g) / / Parent Holding Company, in accordance with
             Section240.13d-1(b)(ii)(G) (Note:  See Item 7); or

                  (h) / / Group, in accordance with Section240.13d-
             1(b)(1)(ii)(H).


Item 4.      Ownership
------       ---------

             (a) Amount Beneficially Owned:  1,039,566
                                            ------------------------------------

             (b) Percent of Class:      13.2%
                                   ---------------------------------------------

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote
                       1,039,566
                  --------------------------------------------------------------

                 (ii) shared power to vote or to direct the vote
                       -0-
                  --------------------------------------------------------------

                 (iii) sole power to dispose or to direct the disposition of
                       1,039,566
                  --------------------------------------------------------------

                 (iv) shared power to dispose or to direct the disposition of
                       -0-
                  --------------------------------------------------------------


Item 5.      Ownership of Five Percent or Less of a Class
------       --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person
------       ---------------------------------------------------------------

             Not Applicable

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CUSIP No.  579489-10-5                 13G                     Page 5 of 6 Pages

Item 7.      Identification and Classification of the Subsidiary Which Acquired
------       ------------------------------------------------------------------
             the Security Being Reported on by the Parent Holding Company
             ------------------------------------------------------------

             Not Applicable


Item 8.      Identification and Classification of Members of the Group
------       ---------------------------------------------------------

             Not Applicable


Item 9.      Notice of Dissolution of Group
------       ------------------------------

             Not Applicable


Item 10.     Certification
-------      -------------

             Not Applicable

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CUSIP No.  579489-10-5                 13G                     Page 6 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 13, 1996
                 ----------------------------------------------
                                      Date


                              /s/ Sue Maloney Stiles
                  ---------------------------------------------
                                    Signature


                               Sue Maloney Stiles
                  ---------------------------------------------
                                    Name/Title